EXHIBIT 99.28

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of February 4, 2008 (the “Effective Date”), is made by and between ARCADIA ASSOCIATION LTD., a BVI company (the “Lender”), and ENER1 GROUP, INC., a Florida corporation (“Ener1 Group”).

In consideration of the mutual covenants made herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.            Loan. The Lender shall make a loan in the aggregate amount of One Million Five Hundred Thousand U.S. Dollars ($1,500,000)(the “Loan Amount”) to Ener1 Group in accordance with the provisions hereof.

2.           Funding of Loan. By each of February 5, 2008 and March 31, 2008, the Lender shall deliver Seven Hundred and Fifty Thousand U.S. Dollars ($750,000) to Ener1 Group by wire transfer of immediately available funds to such account as Ener1 Group shall have designated to the Lender (each such payment being referred to herein as a “Loan Tranche”). The date on which each Loan Tranche is delivered to Ener1 Group is referred to herein as a “Funding Date”.

3.           Interest Rate. Subject to the provisions of the last paragraph of Section 8 below, interest will accrue on the Loan Amount at an annual rate of six percent (6%), computed on the basis of a 360 day year for the number of days elapsed from each Funding Date until the portion Loan Amount advanced on such Funding Date is repaid.

4.           Repayment. The Loan Amount and all interest accrued thereon shall become due and payable on the one (1) year anniversary of the second Funding Date unless their repayment is not accelerated pursuant to the provisions of the last paragraph of Section 8 below, in which case the Loan Amount and the accrued interest shall become payable as specified in such provisions (the “Maturity Date”). Ener1 Group shall have the right to prepay all or any portion of the Loan Amount at any time prior to the Maturity Date.

5.           Use of Proceeds.  Ener1 Group shall use the entire proceeds of the Loan Amount to pay a cash bonus to Charles Gassenheimer (the “Executive”) in the aggregate amount of One Million Five Hundred Thousand U.S. Dollars ($1,500,000). Ener1 Group shall pay the amount of each Loan Tranche to the Executive within two (2) Business Days of its receipt thereof by wire transfer of immediately available funds to such account as the Executive shall have designated to Ener1 Group.

6.            Warrants. On each Funding Date, Ener1 Group shall issue to the Lender a five-year warrant in the form attached hereto as Exhibit A, each such warrant allowing to purchase Nine Hundred Sixty Four Thousand Two Hundred and Eighty Five (964,285) shares of the common stock of Ener1, Inc., par value $.01 per share (the “Ener1 Stock”) held by Ener1 Group at an exercise price of $0.70 per share (each, a “Warrant” and, together, the “Warrants”).

7.           Representations and Warranties. Ener1 Group hereby represents and warrants to the Lender as follows:

(i)           Ener1 Group is duly organized, validly existing, and in good standing under the laws of the State of Florida, with the power to own its assets and to transact business in Florida and New York and in such other states where its business is presently conducted.

(ii)           Ener1 Group has the authority and power to execute and deliver this Agreement and to perform any condition or obligation imposed under the terms hereof.

(iii)           The execution, delivery and performance of this Agreement by Ener1 Group will not violate any provision of any applicable law, regulation, order, judgment, decree, charter document, indenture, contract, agreement, or other undertaking to which Ener1 Group is a party, or which is binding on Ener1 Group or its assets, and will not result in the creation or imposition of a lien on any of its assets (except as otherwise provided herein).

(iv)           The shares of Ener1 Stock delivered or to be delivered to the Lender upon exercise of the Warrants are duly authorized, validly issued and outstanding, are owned by Ener1 Group free and clear of any liens and, when delivered to the Lender in accordance with the terms hereof, will be free and clear of all liens. Upon the receipt of any shares of Ener1 Stock from Ener1 Group in accordance with the terms of this Agreement, the Lender will acquire good and valid title thereto.

8.           Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Loan Agreement:

(a)                 Voluntary Bankruptcy or Insolvency Proceedings.  Ener1 Group shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator, or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(b)                 Involuntary Bankruptcy or Insolvency Proceedings. Ener1 Group seeks the appointment of a receiver, trustee, liquidator, or custodian of Ener1 Group or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to Ener1 Group or the debts thereof under any bankruptcy, insolvency, or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(c)                 Failure to Pay Loan Amount when Due. Ener1 Group fails to pay the outstanding Loan Amount and unpaid accrued interest thereon in full on the Maturity Date, and such failure continues for ten (10) Business Days from the date of receipt of written notice of such failure; or

(d)                 Cross Default. Ener1 Group fails to pay any amount due with respect to any indebtedness of Ener1 Group to the Lender on the date on which such amount becomes due and payable pursuant to the terms of such indebtedness; or

(e)                 Breach of Covenants, Representations and Warranties. Ener1 Group breaches any covenant made in this Agreement, or any representation, warranty or statement made or deemed to be made by Ener1 Group in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant to or in connection herewith proves to have been incorrect or misleading in any material respect when made or deemed made and such defect is, in the reasonable opinion of the Lender, materially prejudicial to the interests of the Lender.

If an Event of Default occurs, the Lender may, by written notice to Ener1 Group, accelerate repayment of the Loan Amount and accrued interest. Any amounts that are not paid within five (5) Business Days of the Maturity Date shall bear interest at the annual rate of twelve percent (12%).

9.           Business Day. For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange or commercial banks in the city of New York or Geneva, Switzerland are permitted or required by law to close.

10.           Governing Law and Dispute Settlement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state. Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chamber of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall he Geneva, Switzerland. The arbitral proceedings shall be conducted in English and all documents shall he provided in the English language or with translations into the English language.

11.           Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day and (ii) on the fourth (4th) Business Day after timely delivery to a reputable overnight courier, to the parties at the following addresses:
(a)	If to the Lender, to:

Arcadia Association Ltd.
Akara Bldg., 24 De Castro Street
Wickhams Cay I,
Road Town, Tortola, BVI

With a copy to:

Ms. Albina Boeckli
7-9 Place Molard, Case Postale 3244
1211 Geneva 3
Fax: +41-22-318-8180

(b)	If to Ener1 Group, to:

Ener1 Group, Inc.
5 Penn Plaza
New York, NY 10001
Attention: Charles Gassenheimer
Fax: 212-920-3510

or to such other person or address as either party shall furnish by notice to the other party in writing.

12.           Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to all reasonable attorneys’ fees and costs incurred in connection with any trial, arbitration, or other proceeding as well as all other relief granted in any suit or other proceeding.

13.           Remedies and Waivers. No failure by the Lender to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

14.           U.S. Dollar Denominated. Except where specifically provided otherwise, all transactions described herein shall be in U.S. Dollars.

15.           Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, understandings, and arrangements relating to the subject matter hereof. No amendment, modification or other change to, or waiver of any provision of, this Agreement may be made unless such amendment, modification or change is set forth in writing and is signed by each of the parties hereto.

16.           Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission; provided, however; that any party delivering this Agreement by facsimile transmission shall thereafter promptly deliver the original counterpart of this Agreement to the other party.

17.            Assignment. The Lender may transfer all or part of its rights and obligations hereunder without any prior notice to Ener1 Group. Upon such transfer, the rights and obligations of the Lender hereunder so transferred shall be assigned automatically to the transferee thereof, and such transferee shall thereupon be deemed to be a party to this Agreement as though an original signatory hereto, as long as Ener1 Group is, within a reasonable period of time following such transfer, furnished with written notice of the name and address of such transferee.

18.           Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

19.           Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
ARCADIA ASSOCIATION LTD.		ENER1 GROUP, INC.

By:		By:
	Name:		Name:
	Title:		Title:

Exhibit A

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

WARRANT

TO PURCHASE COMMON STOCK

FROM

ENER1 GROUP, INC.

Issue Date: _________, 2008

THIS CERTIFIES that ______________________, or any subsequent holder hereof (the “Holder”), has the right to purchase from ENER1 GROUP, INC., a Florida corporation (the “Company”), up to ___________________ (___________) fully paid and nonassessable shares of the Company’s common stock, par value $0.01 per share, of Ener1, Inc., a Florida corporation (the “Issuer”), that are outstanding and held by the company (the “Common Stock”), subject to adjustment as provided herein, at a price per share equal to the Exercise Price (as defined below), at any time and from time to time beginning on the date on which this Warrant was originally issued (the “Issue Date”) and ending at 5:00 p.m., eastern time, on April 8, 2011 (the “Expiration Date”); provided, however, that if the Expiration Date occurs on a date that is not a Business Day, the Expiration Date shall be deemed to occur on the on the Business Day immediately following such date. This Warrant is issued pursuant to the terms of a Line of Credit Agreement, dated as of February __, 2008 (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Loan Agreement.

1.           Exercise.

(a)            Right to Exercise; Exercise Price. The Holder shall have the right to exercise this Warrant at any time and from time to time during the period beginning on the Issue Date and ending on the Expiration Date as to all or any part of the shares of Common Stock covered hereby (the “Warrant Shares”). The “Exercise Price” for each Warrant Share purchased by the Holder upon the exercise of this Warrant shall be equal to seventy cents ($0.70), subject to adjustment for the events specified in Section 6 below.

(b)           Exercise Notice. In order to exercise this Warrant, the Holder shall send to the Company by facsimile transmission, at any time prior to 6:00 p.m., eastern time, on the Business Day on which the Holder wishes to effect such exercise (the “Exercise Date”), (i) a notice of exercise in substantially the form attached hereto as Exhibit A (the “Exercise Notice”), (ii) a copy of the original Warrant, and (iii) the Exercise Price by wire transfer of immediately available funds. The Exercise Notice shall state the name or names in which the shares of Common Stock that are deliverable on such exercise shall be registered.

(c)           Holder of Record. The Holder shall, for all purposes, be deemed to have become the holder of record of the Warrant Shares specified in an Exercise Notice on the Exercise Date specified therein, irrespective of the date of delivery of such Warrant Shares. Except as specifically provided herein, nothing in this Warrant shall be construed as conferring upon the Holder hereof any rights as a shareholder of the Company prior to the Exercise Date.

(d)           Cancellation of Warrant. This Warrant shall be canceled upon its exercise in full and, if this Warrant is exercised in part, the Company shall, at the time that it delivers Warrant Shares to the Holder pursuant to such exercise as provided herein, issue a new warrant, and deliver to the Holder a certificate representing such new warrant, with terms identical in all respects to this Warrant (except that such new warrant shall be exercisable into the number of shares of Common Stock with respect to which this Warrant shall remain unexercised); provided, however, that the Holder shall be entitled to exercise all or any portion of such new warrant at any time following the time at which this Warrant is exercised, regardless of whether the Company has actually issued such new warrant or delivered to the Holder a certificate therefor.

2.           Delivery of Warrant Shares Upon Exercise. Upon receipt of a fax copy of an Exercise Notice pursuant to Section 1 above, the Company shall, no later than the close of business on the later to occur of (i) the third (3rd) Business Day following the Exercise Date specified in such Exercise Notice and (ii) such later date on which the Company shall have received payment of the Exercise Price (each, a “Delivery Date”), deliver or cause to be delivered to the Holder the number of Warrant Shares as shall be determined as provided herein.

3.           Failure to Deliver Warrant Shares.

(a)           In the event that the Company fails for any reason to deliver to the Holder the number of Warrant Shares specified in the applicable Exercise Notice on or before the Delivery Date therefor (an “Exercise Default”), the Company shall pay to the Holder payments (“Exercise Default Payments”) in the amount of (i) (N/365) multiplied by (ii) the aggregate Exercise Price of the Warrant Shares which are the subject of such Exercise Default multiplied by (iii) the lower of fifteen percent (15%) per annum and the maximum rate permitted by applicable law (the “Default Interest Rate”), where “N” equals the number of days elapsed between the original Delivery Date of such Warrant Shares and the date on which all of such Warrant Shares are issued and delivered to the Holder. Cash amounts payable hereunder shall be paid on or before the fifth (5th) Business Day of each calendar month following the calendar month in which such amount has accrued.

(b)           In the event of an Exercise Default, the Holder may, upon written notice to the Company (an “Exercise Default Notice”), regain on the date of such notice the rights of the Holder under the exercised portion of this Warrant that is the subject of such Exercise Default. In the event of such Exercise Default and delivery of an Exercise Default Notice, the Holder shall retain all of the Holder’s rights and remedies with respect to the Company’s failure to deliver such Warrant Shares (including without limitation the right to receive the cash payments specified in Section 3(a) above).

(c)           The Holder’s rights and remedies hereunder are cumulative, and no right or remedy is exclusive of any other. In addition to the amounts specified herein, the Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Nothing herein shall limit the Holder’s right to pursue actual damages for the Company’s failure to issue and deliver Warrant Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of Common Stock by the Holder to make delivery on a sale effected in anticipation of receiving Warrant Shares upon exercise, such damages to be in an amount equal to (A) the aggregate amount paid by the Holder for the Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by the Holder from the sale of the Warrant Shares issued by the Company pursuant to such exercise).
4.            Exercise Limitations. In no event shall a Holder be permitted to exercise this Warrant, or part hereof, if, upon such exercise, the number of shares of Common Stock beneficially owned by the Holder (other than shares which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4), would exceed 4.99% of the number of shares of Common Stock then issued and outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this Section 4 applies, the submission of an Exercise Notice by the Holder shall be deemed to be the Holder’s representation that this Warrant is exercisable pursuant to the terms hereof and the Company shall be entitled to rely on such representation without making any further inquiry as to whether this Section 4 applies. Nothing contained herein shall be deemed to restrict the right of a Holder to exercise this Warrant, or part thereof, at such time as such exercise will not violate the provisions of this Section 4. This Section 4 may not be amended unless such amendment is approved by the holders of a majority of the Common Stock then outstanding; provided, however, that the limitations contained in this Section 4 shall cease to apply upon sixty one (61) days’ prior written notice from the Holder to the Company.

5.          [Intentionally Omitted]

6.           Anti-Dilution Adjustments; Distributions; Other Events. The Exercise Price and the number of Warrant Shares issuable hereunder shall be subject to adjustment from time to time as provided in this Section 6. In the event that any adjustment of the Exercise Price required herein results in a fraction of a cent, the Exercise Price shall be rounded up or down to the nearest one hundredth of a cent.

(a)            Subdivision or Combination of Common Stock. If the Issuer, at any time after the Issue Date, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a greater number of shares, then effective upon the close of business on the record date for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Issuer, at any time after the Issue Date, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a smaller number of shares, then, effective upon the close of business on the record date for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionally increased.

(b)           Additional Shares. Any adjustment made pursuant to Section 6(a) that results in an increase or a decrease of the Exercise Price shall also effect a proportional increase or decrease, as the case may be, in the number of shares of Common Stock into which this Warrant is exercisable.

7.           Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the exercise of this Warrant, but on exercise of this Warrant, the Holder hereof may purchase only a whole number of shares of Common Stock. If, on exercise of this Warrant, the Holder hereof would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, the Company shall, in lieu of delivering any such fractional share, round the number of Warrant Shares up or down, as the case may be, to the nearest whole integer.

8.           Transfer of this Warrant.

The Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part, as long as such sale or other disposition is made pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. Upon such transfer or other disposition (other than a pledge), the Holder shall deliver this Warrant to the Company together with a written notice to the Company, substantially in the form of the Transfer Notice attached hereto as Exhibit B (the “Transfer Notice”), indicating the person or persons to whom this Warrant shall be transferred and, if less than all of this Warrant is transferred, the number of Warrant Shares to be covered by the part of this Warrant to be transferred to each such person. Within three (3) Business Days of receiving a Transfer Notice and the original of this Warrant, the Company shall deliver to the each transferee designated by the Holder a Warrant or Warrants of like tenor and terms for the appropriate number of Warrant Shares and, if less than all this Warrant is transferred, shall deliver to the Holder a Warrant for the remaining number of Warrant Shares.

9.           Benefits of this Warrant.

This Warrant shall be for the sole and exclusive benefit of the Holder of this Warrant and nothing in this Warrant shall be construed to confer upon any person other than the Holder of this Warrant any legal or equitable right, remedy or claim hereunder.

10.            Loss, theft, destruction or mutilation of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Company, and upon surrender of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

11.            Notice or Demands.

Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Warrant shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Ener1 Group, Inc.
5 Penn Plaza
New York, NY 10001
Attn:           Charles Gassenheimer
Fax:            212-920-3510

with a copy (which shall not constitute notice) to:

Mazzeo Song & Bradham LLP
708 Third Avenue
19th Floor
New York, New York 10017
Tel:            (212) 599-0700
Fax:            (212) 599-8400

and if to the Holder, to such address for such party as shall appear on the records of the Company. Any party may change its address for notice by sending notice in accordance with this Section 11.

12.           Applicable Law.

This Warrant shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state. Any dispute, controversy or claim arising out of or in relation to this Warrant, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chamber of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall be Geneva, Switzerland. The arbitral proceedings shall be conducted in English and all documents shall be provided in the English language or with translations into the English language.

13.           Amendments.

No amendment, modification or other change to, or waiver of any provision of, this Warrant may be made unless such amendment, modification or change is set forth in writing and is signed by the Company and the Holder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has duly executed and delivered this Warrant as of the Issue Date.
ENER1 GROUP, INC.

By:
Name:
Title:

EXHIBIT A to WARRANT

EXERCISE NOTICE

The undersigned Holder hereby irrevocably exercises the right to purchase from Ener1 Group, Inc. (the “Company”) ______________ shares of Common Stock of Ener1, Inc., evidenced by the attached Warrant (the “Warrant”). The Holder shall pay the sum of $________________ to the Company in accordance with the terms of the Warrant.

Date: ________________________

__________________________________
Name of Registered Holder

By:  ______________________________
       Name:
       Title:

EXHIBIT B to WARRANT

TRANSFER NOTICE

FOR VALUE RECEIVED, the undersigned Holder of the attached Warrant hereby sells, assigns and transfers unto the person or persons named below the right to purchase from Ener1 Group, Inc. ______ shares of the Common Stock of Ener1, Inc. evidenced by the attached Warrant.

Date: ________________________

__________________________________
Name of Registered Holder

By:  ______________________________
       Name:
       Title:

Transferee Name and Address:

________________________________________

________________________________________

________________________________________

      ARTICLE 1